                                                                  EXHIBIT 12

                    PAPER WAREHOUSE, INC., AND SUBSIDIARY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         FOR THE THREE MONTHS ENDED APRIL 30, 1999 AND MAY 1, 1998
                AND FOR THE FIVE YEARS ENDED JANUARY 29, 1999




                                                                                                                    FIRST
($'S IN THOUSANDS)                                                 FISCAL YEARS ENDED                           QUARTER ENDED
                                          --------------------------------------------------------------------------------------
                                          JANUARY 27,  FEBRUARY 2,  JANUARY 31,  JANUARY 30,   JANUARY 29,    May 1,   April 30,
                                             1995         1996         1997         1998          1999        1998        1999
                                          -----------  -----------  -----------  -----------   -----------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:
  Consolidated net earnings ............   $    794    $     797    $     808    $     (207)   $    (521)   $   (528)  $ (1,217)
  Extraordinary charge, net ............        ---          ---          ---          (110)         ---         ---        ---
  Cumulative effect of accounting
    change, net.........................        ---          ---          ---           ---          ---         ---       (109)
  Income taxes (1) .....................       (492)        (494)        (500)          (22)         323         352        743
                                           --------    ---------    ---------    ----------    ---------    --------   --------
     Total earnings before
       extraordinary charge and
       cumulative effect of
       accounting change................      1,286        1,291        1,308           (75)        (844)       (880)    (1,851)

Fixed Charges:
  Interest expense .....................        227          547          834           860          279          40        220
  Interest portion of rental expense....        673        1,046        1,436         1,779        2,378         487        773
                                           --------    ---------    ---------    ----------    ---------    --------   --------
     Total fixed charges ...............        900        1,593        2,270         2,639        2,657         527        993

Earnings available for fixed charges....   $  2,186    $   2,884    $   3,578    $    2,564    $   1,813    $   (353)  $   (858)

Ratio of earnings before extraordinary
   charge and cumulative effect of
   accounting change to fixed charges...       2.43         1.81         1.58           --- (2)      --- (2)     --- (2)    --- (2)
                                           --------    ---------    ---------    ----------    ---------    --------   --------
                                           --------    ---------    ---------    ----------    ---------    --------   --------




(1)  Prior to November 1997, the Company was taxed as an S-Corporation.
     This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation.


(2) Earnings were not adequate to cover fixed charges by approximately $1.9 million for the first quarter ended April 30, 1999, by $880,000 for the first quarter ended May 1, 1998, $844,000 in fiscal 1998 and by $75,000 in fiscal 1997. Assuming this issuance had occurred at the beginning of the last fiscal year, earnings would not have been adequate to cover fixed charges by approximately $1.3 million.